UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2014

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51532	73-1721486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47669 Fremont Boulevard Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

(510) 979-0400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on March 18, 2014, Ikanos Communications, Inc. (the “Company”) received notification from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was not in compliance with Nasdaq Marketplace Rule 5550(a)(2), which Rule provides that securities listed by NASDAQ must maintain a minimum closing bid price of $1.00 per share and that based upon the closing bid price for the Company’s securities for the last 30 consecutive business days, the Company no longer meets this requirement.

At that time, NASDAQ notified the Company that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was to be provided 180 calendar days, or until September 15, 2014, to regain compliance. To regain compliance with the Rule, the Company must achieve a closing bid price of the Company’s securities of at least $1.00 per share for a minimum of ten consecutive business days at any time during the 180 calendar day period.

On September 16, 2014, the Company received an additional notification from NASDAQ indicating that although the Company remains out of compliance with Nasdaq Marketplace Rule 5550(a)(2), NASDAQ has determined that the Company is eligible for an additional 180 calendar day period, or until March 16, 2015, to regain compliance with the Rule. NASDAQ’s determination was based, in part, on the Company’s written notice to NASDAQ of its intention to cure the deficiency during this additional compliance period by effecting a reverse stock split, if necessary. However, there can be no guarantee that the Company will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 5550(a)(2) within this additional 180 calendar day period.

The Company intends to actively monitor the closing bid price for its securities through March 16, 2015 and, during this period, will weigh its available options to resolve the deficiency and regain compliance with Nasdaq Marketplace Rule 5550(a)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2014

IKANOS COMMUNICATIONS, INC.

By:	/s/ DENNIS BENCALA
Dennis Bencala Chief Financial Officer and Vice President of Finance

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